                                 United States
                       Security and Exchange Commission
                            Washington, D.C. 20549


                                 Schedule 13G

                       Under the Securities Act of 1934
                            (Amendment No.______ )*



                             Transtechnology Corp
                             --------------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                   893889105
                                   ---------
                                (CUSIP Number)

  CUSIP NO. 893889105                 13G


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      DePrince, Race & Zollo, Inc.
      59-3299598
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Incorporated in the State of Florida
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,149,200
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             none
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,149,200
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,149,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      No
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      17.10%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------

Item 1.

(a) Transtechonology Corp.

(b) 150 Allen Rd
    Liberty Corner, NJ 07938

Item 2.

(a) DePrince, Race & Zollo, Inc

(b) 201 S. Orange Ave, Suite 850
    Orlando, Fl 32801

(c) USA

(d) common stock

(e) 893889105

Item 3.
(e) X

Item 4. Ownership
(a) 1,149,200
(b) 17.10%
(c) (i)   1,149,200 shares
    (iii) 1,149,200 shares

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of a Group
N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------

                                               Date 11/7/01

                                               /s/ John D. Race
                                               --------------------------
                                                               Signature
                                                John D. Race - Principal
                                                -------------------------
                                                               Name/Title